EXHIBIT 23


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
TelVue Corporation:

We consent to incorporation by reference in the registration statement on Forms S-8 (No. 333-87631) of TelVue Corporation of our report dated March 21, 2001, relating to the balance sheets of TelVue Corporation as of December 31, 2000 and 1999, and the related statements of operations, stockholders' deficit and cash flows for the years then ended, which report appears in the December 31, 2000 annual report on Form 10-KSB of TelVue Corporation.




/s/ Pressman Ciocca Smith LLP
Huntingdon Valley, Pennsylvania
March 28, 2001